Exhibit 107
Calculation of Filing Fee Tables
424B7
(Form Type)

ServiceNow, Inc.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Fees to be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(c)	468,499	$1,004.45	$470,583,820.55	$0.00015310	$72,046.38
	Total Offering Amounts	468,499			–	$470,583,820.55	–	$72,046.38
	Total Fee Previously Paid				–	–	–	–
	Total Fee Offsets				–	–	–	–
	Net Fee Due				–	–	–	$72,046.38

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-3 (File No. 333-279150) (the “Registration Statement”) for ServiceNow, Inc. (the “Registrant”) also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on May 23, 2025.

(3)	Calculated pursuant to Rule 457(r) under the Securities Act. Represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement paid herewith.